EXHIBIT 10.5

                                                        EXECUTION COPY

                         110,000 TROY OUNCES (GOLD)

                      11,250,000 TROY OUNCES (SILVER)

                         FEE CONSIGNMENT AGREEMENT,

                      dated as of September 28, 1994,

                                  between

                              HANDY & HARMAN,

                              as the Consignee

                                    and

                          THE BANK OF NOVA SCOTIA,

                             as the Consignor.


                             TABLE OF CONTENTS

     Section                                                      Page

                                 ARTICLE I

                      DEFINITIONS AND ACCOUNTING TERMS

      1.1.       Defined Terms . . . . . . . . . . . . . . . . . .
      1.2.       Use of Defined Terms  . . . . . . . . . . . . . .
      1.3.       Cross-References  . . . . . . . . . . . . . . . .

                                 ARTICLE II

                     COMMITMENT; CONSIGNMENT PROCEDURES

      2.1.       Commitment and Consignment Procedures . . . . . .
      2.1.1.     Commitment  . . . . . . . . . . . . . . . . . . .
      2.1.2.     Consignor Not Permitted or Required to Consign or
                   Continue Under Consignment Bullion  . . . . . .
      2.2.       Reduction of Commitment Amount  . . . . . . . . .
      2.2.1.     Optional Reduction of Commitment Amount . . . . .
      2.2.2.     Mandatory Reduction of Commitment Amount  . . . .
      2.3.       Consignment Procedure; Delivery of Bullion  . . .
      2.3.1.     Continuation and Return Elections . . . . . . . .
      2.3.2.     Quality . . . . . . . . . . . . . . . . . . . . .
      2.3.3.     Title and Purchase Price of Bullion.  . . . . . .
      2.4.       Extension of Consignment Maturity Date  . . . . .
      2.4.1.     Request for Extension of Consignment Maturity
                   Date  . . . . . . . . . . . . . . . . . . . . .
      2.4.2.     Consent to Extension  . . . . . . . . . . . . . .

                                ARTICLE III

                RETURN OF BULLION; POST-MATURITY RATES; FEES

      3.1.       Return of Bullion . . . . . . . . . . . . . . . .
      3.1.1.     Consignment Maturity Date . . . . . . . . . . . .
      3.1.2.     Voluntary Return of Bullion . . . . . . . . . . .
      3.1.3.     Mandatory Return of Bullion . . . . . . . . . . .
      3.1.4.     Acceleration of Consignment Maturity Date . . . .
      3.2.       Post-Maturity Rates, etc  . . . . . . . . . . . .
      3.3.       Fees  . . . . . . . . . . . . . . . . . . . . . .
      3.3.1.     Consignment Fee . . . . . . . . . . . . . . . . .
      3.3.2.     Commitment Fee  . . . . . . . . . . . . . . . . .
      3.3.3.     Other Fees  . . . . . . . . . . . . . . . . . . .

                                 ARTICLE IV

                CERTAIN OTHER PROVISIONS; SECURITY INTEREST

      4.1.       Consignments, etc. Unlawful . . . . . . . . . . .
      4.2.       Security Interest . . . . . . . . . . . . . . . .
      4.3.       Losses  . . . . . . . . . . . . . . . . . . . . .
      4.4.       Increased Costs . . . . . . . . . . . . . . . . .
      4.5.       Taxes . . . . . . . . . . . . . . . . . . . . . .
      4.6.       Payments, Computations, etc.  . . . . . . . . . .

                                 ARTICLE V

                         CONDITIONS TO CONSIGNMENTS

      5.1.       Initial Consignment . . . . . . . . . . . . . . .
      5.1.1.     Resolutions, etc. . . . . . . . . . . . . . . . .
      5.1.2.     Delivery of Financing Statements, etc.    . . . .
      5.1.3.     Delivery of Waiver and Consent or Amendment . . .
      5.1.4.     Opinions of Counsel . . . . . . . . . . . . . . .
      5.1.5.     Closing Fees, Expenses, etc.  . . . . . . . . . .
      5.2.       All Deliveries under Consignment  . . . . . . . .
      5.2.1.     Compliance with Warranties, No Default, etc.  . .
      5.2.2.     Consignment Request . . . . . . . . . . . . . . .
      5.2.3.     Continuation of Consignment Period  . . . . . . .
      5.2.4.     Satisfactory Legal Form . . . . . . . . . . . . .

                                 ARTICLE VI

                       REPRESENTATIONS AND WARRANTIES

      6.1.       Representations and Warranties  . . . . . . . . .
      6.2.       Further Representations . . . . . . . . . . . . .

                                ARTICLE VII

                                 COVENANTS

      7.1.       Covenants . . . . . . . . . . . . . . . . . . . .
      7.2.       Additional Covenants  . . . . . . . . . . . . . .
      7.2.1.     Safekeeping, etc  . . . . . . . . . . . . . . . .
      7.2.2.     Bullion to be Located at Plants . . . . . . . . .
      7.2.3.     Use of Bullion  . . . . . . . . . . . . . . . . .
      7.2.4.     Further Assurances, etc . . . . . . . . . . . . .
      7.2.5.     SEC Filings . . . . . . . . . . . . . . . . . . .

                                ARTICLE VIII

                             EVENTS OF DEFAULT

      8.1.       Listing of Events of Default  . . . . . . . . . .
      8.1.1.     Failure to Return Bullion, etc. . . . . . . . . .
      8.1.2.     Breach of Warranty  . . . . . . . . . . . . . . .
      8.1.3.     Validity of Security Interest . . . . . . . . . .
      8.1.4.     Non-Performance of Other Covenants and
                   Obligations . . . . . . . . . . . . . . . . . .
      8.1.5.     Default on Material Contracts . . . . . . . . . .
      8.1.6.     Bankruptcy, Insolvency, etc.  . . . . . . . . . .
      8.1.7.     Consignment Treatment . . . . . . . . . . . . . .
      8.2.       Action if Bankruptcy  . . . . . . . . . . . . . .
      8.3.       Action if Other Event of Default  . . . . . . . .

                                 ARTICLE IX

                          MISCELLANEOUS PROVISIONS

      9.1.       Waivers, Amendments, etc. . . . . . . . . . . . .
      9.2.       Notices . . . . . . . . . . . . . . . . . . . . .
      9.3.       Payment of Costs and Expenses . . . . . . . . . .
      9.4.       Indemnification . . . . . . . . . . . . . . . . .
      9.5.       Survival  . . . . . . . . . . . . . . . . . . . .
      9.6.       Severability  . . . . . . . . . . . . . . . . . .
      9.7.       Headings  . . . . . . . . . . . . . . . . . . . .
      9.8.       Execution in Counterparts, Effectiveness, etc.  .
      9.9.       Governing Law; Entire Agreement . . . . . . . . .
      9.10.      Successors and Assigns  . . . . . . . . . . . . .
      9.11.      Forum Selection and Consent to Jurisdiction . . .
      9.12.      Waiver of Jury Trial  . . . . . . . . . . . . . .
      9.13.      Benefit of this Agreement . . . . . . . . . . . .
      9.14.      Settlement Amount . . . . . . . . . . . . . . . .
      9.15.      Waiver of Immunity  . . . . . . . . . . . . . . .

     EXHIBIT A.   Form of Consignment Request
     EXHIBIT B.   Form of Continuation/Return Request
     EXHIBIT C    Form of Consignment Extension Request
     EXHIBIT D.   Form of Opinion of General Counsel to the Consignee
     EXHIBIT E.   Form of Opinion of New York Counsel to the Consignee
     EXHIBIT F.   Form of Opinion of Connecticut Counsel to the
                    Consignor
     EXHIBIT G.   Form of Opinion of Rhode Island Counsel to the
                    Consignee
     EXHIBIT H.   Form of Opinion of Auditors to the Consignee


                         FEE CONSIGNMENT AGREEMENT

          THIS FEE CONSIGNMENT AGREEMENT, dated as of September 28, 1994, between HANDY & HARMAN, a New York corporation (the
     "Consignee") and THE BANK OF NOVA SCOTIA (the "Consignor"),

                            W I T N E S S E T H:

          WHEREAS, the Consignee is engaged directly and through its various Subsidiaries (such capitalized term, and other terms used in these recitals, to have the meanings set forth in Section 1.1, below) in the businesses described in the Consignee's Annual Report on Form 10-K for the 1993 Fiscal Year;

          WHEREAS, the Consignee desires to obtain the Commitment from the Consignor pursuant to which the Consignor will from time to time prior to the Commitment Termination Date consign up to 110,000 troy ounces of gold and up to 11,250,000 troy ounces of silver (such gold and silver collectively referred to as the "Bullion"), with the Bullion at all times to be located, except as otherwise set forth herein, only at the Plants;

          WHEREAS, the Consignor is willing, on the terms and subject to the conditions hereinafter set forth (including Article V), to extend the Commitment to consign the Bullion to the Consignee; and

          WHEREAS, the Bullion consigned to the Consignee will be used at either one of the Plants in the production and fabrication of products for customers of the Consignee in the ordinary course of business;

          NOW, THEREFORE, the parties hereto agree as follows:

                                 ARTICLE I

                      DEFINITIONS AND ACCOUNTING TERMS

          SECTION I.1. Defined Terms. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

          "ABR Fee" is defined in Section 3.2.

          "Agreement" means, on any date, this Fee Consignment Agreement as originally in effect on the Effective Date and as thereafter from time to time amended, supplemented, amended and restated, or otherwise modified and in effect on such date.

          "Authorized Officer" means those officers of the Consignee whose signatures and incumbency shall have been certified to the Consignor pursuant to Section 5.1.1.

          "Bullion" is defined in the second recital.

          "Bullion Sale" is defined in Section 4.2.


          "Collateral" is defined in Section 4.2.

          "Commitment" is defined in Section 2.1.1.

          "Commitment Amount" means, on any day,

               (a) with respect to gold, (i) 110,000 troy ounces of gold or, if less, (ii) the maximum number of troy ounces of gold obtained by dividing (A) $52,250,000 (or, if, on or prior to such day, the Advance Commitment Amount is reduced pursuant to the terms of the Dollar Supply Agreement, a Dollar amount equal to the product of (x) the Advance Commitment Amount (after giving effect to any reduction thereto on or prior to such day) and (y) 41.6749751%), by
          (B) $475 (rounded down to the next whole number); and

               (b) with respect to silver, (i) 11,250,000 troy ounces of silver or, if less, (ii) the maximum number of troy ounces of silver obtained by dividing (A) $73,125,000 (or, if, on or prior to such day, the Advance Commitment Amount is reduced pursuant to the terms of the Dollar Supply Agreement, a Dollar amount equal to the product of (x) the Advance Commitment Amount (after giving effect to any reduction thereto on or prior to such day) and (y) 58.3250249%), by (B) $6.50 (rounded down to the next whole number);

     as the amounts in clauses (a)(i) and (b)(i) above may be reduced from time to time pursuant to Section 2.2 or as required in accordance with the proviso contained in clause (b) of Section 2.4.2.

          "Commitment Termination Date" means the earliest of

               (a)  the Consignment Maturity Date;

               (b) the date on which the Commitment Amount is terminated in full or reduced to zero pursuant to Section 2.2;

               (c)  the occurrence of any Default described in clauses
          (a) through (d) of Section 8.1.6;

               (d) the occurrence and continuance of any other Event of Default and either

               (i) the declaration by the Consignor that the Bullion is to be returned to it from consignment pursuant to
               Section 8.3, or

               (ii) in the absence of such declaration, the giving of notice by the Consignor to the Consignee that the Commitment has been terminated; and

               (e)  the occurrence of any Consignor Bankruptcy Event.

     Upon the occurrence of any event described in clause (b), (c) or
     (e), the Commitment shall terminate automatically and without further action.

          "Consignee" is defined in the preamble.

          "Consignment Extension Request" means an extension request duly executed by an Authorized Officer, substantially in the form of Exhibit C hereto.

          "Consignment Fee" is defined in clause (a) of Section 3.3.1.

          "Consignment Maturity Date" means September 28, 1997, as such date may be extended pursuant to Section 2.4.

          "Consignment Period" means the period beginning on (and including) the date on which any amount of Bullion is consigned (or, in the case of previously consigned Bullion, the date on which the consignment of such Bullion (or any portion thereof) is continued in accordance with a Continuation/Return Notice) by the Consignor to the Consignee pursuant to the terms of this Agreement and shall end on (but exclude) the day which numerically corresponds to such date one, two or three months (or such other period, if agreed to by the Consignor) thereafter
     (or, if such month has no numerically corresponding day, on the last Business Day of such month), as the Consignee may select in its relevant notice pursuant to Section 2.3 or 2.3.1; provided, however, that

               (a) Consignment Periods commencing on the same date for consignments of Bullion comprising part of the same consignment shall be of the same duration,

               (b) if such Consignment Period would otherwise end on a day which is not a Business Day, such Consignment Period shall end on the next following Business Day; provided, however, that if such next following Business Day is the first Business Day of a calendar month, such Consignment Period shall end on the next preceding Business Day, and

               (c) no Consignment Period may end later than the Consignment Maturity Date.

     No more than ten Consignment Periods shall be in effect at any one time.

          "Consignment Request" means a request executed and delivered by the Consignee in connection with the making of a consignment of Bullion in the form of Exhibit A hereto.

          "Consignor" is defined in the preamble.

          "Contango Fee" means, with respect to any day, the difference between the LIBO Rate (Reserve Adjusted) for a one month Funding Period commencing on such day minus the Gold Rate (in the case of consignments of gold) or the Silver Rate (in the case of consignments of silver), in each case for a one month Consignment Period commencing on such day.

          "Continuation/Return Notice" means a notice of continuation of consignment or return of all of a portion of Bullion previously consigned hereunder to the Consignee duly executed by an Authorized Officer, substantially in the form of Exhibit B attached hereto.

          "Default" means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

          "Dollar Supply Agreement" means the Dollar Supply Agreement, dated as of the date hereof (as amended, supplemented, amended and restated or otherwise modified from time to time pursuant to the terms thereof), among the Consignor, certain financial institutions (the "Suppliers") from time to time parties thereto, Chemical, BONY and Scotiabank as the co-agents for the Suppliers and Scotiabank as the administrative agent for the Suppliers.

          "Dollar Value of gold" means, as of any day of determination, the value in Dollars of one troy ounce of gold as determined by reference to the daily London Afternoon Fixing Price for gold on such day. In the event there is no London Afternoon Fixing Price for gold on a particular day, the last established London Afternoon Fixing Price for gold shall apply; provided, however that in the event such last established London Afternoon Fixing Price is less than the Consignor's cost of acquiring gold in the precious metals markets as of such day, then the "Dollar Value of gold" as of such day shall equal the Consignor's cost of gold in such markets as of such day, as notified to the Consignee by the Consignor.

          "Dollar Value of silver" means, as of any day of determination, the value in Dollars of one troy ounce of silver as determined by reference to the Silver Fixing Price for silver on such day. In the event there is no Silver Fixing Price for silver on a particular day, the last established Silver Fixing Price for silver shall apply; provided, however, that in the event such last established Silver Fixing Price is less than the Consignor's cost of acquiring silver in the precious metals markets as of such day, then the "Dollar Value of silver" as of such day shall equal the Consignor's cost of silver in such markets as of such day, as notified to the Consignee by the Consignor.

          "Effective Date" means the date this Agreement becomes effective pursuant to Section 9.8.

          "Event of Default" is defined in Section 8.1.

          "Fee Consignment Document" means this Agreement, each
     Consignment Request, each Consignment Extension Request and each Continuation/Return Request.

          "Fee Letter" is defined in the Revolving Credit Agreement.

          "gold" means gold in London Good Delivery bar form, loco London, England, and of a minimum fineness of .995, unless otherwise mutually agreed to by the Consignor and Consignee in advance of delivery to the Consignee.

          "Gold Rate" means, with respect to any Consignment Period, the arithmetic mean rate for the relevant Consignment Period as shown on Reuters LIBO screen as at 10:00 a.m. London, England time three Business Days prior to the first day of the Consignment Period, less the mean rate shown on such date on the Reuters GOFO page as at 10:00 a.m. London, England time; provided, however, that in the event the Consignor determines prior to the commencement of such Consignment Period that the rate (as computed from the LIBO and GOFO Reuters pages set forth in the preceding sentence) does not reflect the rate at which it is prepared to provide consignments of gold for the relevant Consignment Period, then the "Gold Rate" for such Consignment Period shall be the rate, if any, which the Consignor notifies the Consignee prior to the commencement of such Consignment Period as the rate at which the Consignor is prepared to provide consignments of a similar nature.

          "herein", "hereof", "hereto", "hereunder" and similar terms contained in this Agreement or any other Fee Consignment Document refer to this Agreement or such other Fee Consignment Document, as the case may be, as a whole and not to any particular Section, paragraph or provision of this Agreement or such other Fee Consignment Document.

          "including" means including without limiting the generality of any description preceding such term, and, for purposes of this Agreement and each other Fee Consignment Document, the parties hereto agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters or to matters specifically mentioned.

          "Indemnified Liabilities" is defined in Section 9.4.

          "Indemnified Parties" is defined in Section 9.4.

          "London Afternoon Fixing Price"  shall mean the London
     Afternoon Fixing Price, as determined by The London Bullion
     Market Association.

          "London Good Delivery" has the meaning ascribed thereto by The London Bullion Market Association.

          "Market Interruption Event" means the occurrence of an event which (i) is not within the control of the Consignor or attributable to any act of, or failure to act by, the Consignor, and (ii) at any time causes the Consignor to be unable to conduct transactions in any accessible international gold or silver market sufficient to make, maintain or continue, in whole or in part, any of the consignments of Bullion hereunder, including the following:

               (a) changes in national or international financial, political or economic conditions;

               (b)  wars, strikes, or acts of God;

               (c)  acts of government or any governmental activity;
          or

               (d) a change in law or regulation (by governmental or other regulatory authority, whether or not having the force of law) or the interpretation thereof which has the effect of making it illegal or impractical for the Consignor to engage in the consignment of Bullion.

          "Obligations" means all obligations (monetary or otherwise) of the Consignee arising under or in respect of this Agreement and each other Fee Consignment Document, including the obligation of the Consignee to return or purchase Bullion pursuant to the terms hereof.

          "Organic Document" means, relative to the Consignee, its certificate of incorporation, its by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized shares of capital stock.

          "Plant" means, as the context may require, either the Consignee's fabrication facility located at 1770 Kings Highway, Fairfield, Connecticut or at 231 Ferris Avenue, East Providence, Rhode Island.

          "Processed Bullion" means an undivided interest in each product of any goods and inventory containing gold and/or silver located at either Plant or for which gold and/or silver located at either Plant comprises a part thereof, which undivided interest shall be, with respect to any such product, equal to the ratio that the cost of such gold and/or silver (other than U.S. Bullion) contained in such product or comprising a part thereof bears to the cost of such product. Terms defined in the U.C.C. and used in this definition have the meanings set forth in the U.C.C.

          "Revolving Credit Agreement" means the Revolving Credit Agreement, dated as of the date hereof (as amended, supplemented, amended and restated or otherwise modified from time to time pursuant to the terms thereof), among the Consignee, certain financial institutions from time to time parties thereto, Chemical, BONY and Scotiabank as co-agents and Scotiabank, as the administrative agent; provided that if the Revolving Credit Agreement shall be refinanced or otherwise terminated and is no longer of force and effect at a time when this Agreement is still in effect, then, for purposes of this Agreement, the "Revolving Credit Agreement" shall mean the Revolving Credit Agreement, as in effect immediately prior to the date of such refinancing or termination.

          "Settlement Amount" is defined in Section 9.14.

          "Short-Term Dollar Supply Agreement" means the Short-Term Dollar Supply Agreement, dated as of the date hereof (as amended, supplemented, amended and restated or otherwise modified from time to time pursuant to the terms thereof), among the Consignor, the Suppliers from time to time parties thereto, Chemical, BONY and Scotiabank as co-agents for the Suppliers and Scotiabank, as the administrative agent for the Suppliers.

          "Short-Term Fee Consignment Agreement" means the Short-Term Fee Consignment Agreement, dated as of the date hereof, between the Consignor and the Consignee, as amended, supplemented, amended and restated or otherwise modified from time to time pursuant to the terms thereof.

          "silver" means silver in London Good Delivery bar form, loco London, England, and of a minimum fineness of .999, unless otherwise mutually agreed to by the Consignor and the Consignee in advance of delivery to the Consignee.

          "Silver Fixing Price" means the Silver Fixing Price, as determined by The London Silver Market Association.

          "Silver Rate" means, with respect to any Consignment Period, the rate that the Consignor notifies the Consignee prior to the commencement of such Consignment Period as the rate which the Consignor is prepared to provide funding for consignments of silver of a similar nature for the relevant Consignment Period.

          "Taxes" is defined in Section 4.5.

          "U.C.C." means the Uniform Commercial Code, as in effect in the State of New York from time to time.

          "U.S. Bullion" means gold or silver of any quality or fineness owned by the U.S. federal government and located from time to time at the Plants (or either one of them).

          SECTION I.2.  Use of Defined Terms.  Unless otherwise
     defined or the context otherwise requires,

               (a) terms for which meanings are provided in (or by reference in) this Agreement shall have such meanings when used in any Fee Consignment Document, notice and other communication delivered from time to time in connection with this Agreement or any other Fee Consignment Document; and

               (b)  terms used in this Agreement or any Fee
          Consignment Document that are not defined herein (or in such Fee Consignment Document) are used herein (or in such Fee Consignment Document) with the meanings set forth in the Dollar Supply Agreement.

          SECTION I.3. Cross-References. Unless otherwise specified, references in this Agreement and in each other Fee Consignment Document to any Article or Section are references to such Article or Section of this Agreement or such other Fee Consignment Document, as the case may be, and, unless otherwise specified, references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.

                                 ARTICLE II

                     COMMITMENT; CONSIGNMENT PROCEDURES

          SECTION II.1. Commitment and Consignment Procedures. The terms pursuant to which the Consignor will from time to time deliver Bullion to be held under consignment by the Consignee or continue to consign Bullion under consignment at the end of a Consignment Period are as set forth in Sections 2.1.1 and 2.1.2, below.

          SECTION II.1.1. Commitment. On the terms and subject to the conditions of this Agreement (including Article V), the Consignor agrees from time to time on any Business Day occurring prior to the Commitment Termination Date to deliver Bullion that will be held on consignment by the Consignee in an aggregate amount (not in excess of the Commitment Amount) as requested by the Consignee. The commitment of the Consignor described in this
     Section 2.1.1 is herein referred to as its "Commitment". On the terms and subject to the conditions hereof, the Consignee may from time to time prior to the Commitment Termination Date have Bullion consigned to it, continue to hold under consignment all or a portion of such Bullion, return all or a portion of such Bullion from consignment to the Consignor and/or purchase all or a portion of such Bullion, and thereafter have Bullion consigned to it again.

          SECTION II.1.2. Consignor Not Permitted or Required to Consign or Continue Under Consignment Bullion. The Consignor shall not be permitted or required to deliver any Bullion to be held under consignment pursuant to the terms of this Agreement, nor will the Consignor be required to continue to consign to the Consignee at the end of any Consignment Period pursuant to
     Section 2.3.1 Bullion then subject to such maturing Consignment Period, to the extent (and only to the extent) that

               (a) in the case of gold, after giving effect to the requested consignment or continuation, the number of troy ounces of gold consigned under this Agreement would exceed the Commitment Amount then in effect relating to gold, as set forth in the definition of "Commitment Amount";

               (b) in the case of silver, after giving effect to the requested consignment or continuation, the number of troy ounces of silver consigned under this Agreement would exceed the Commitment Amount then in effect relating to silver, as set forth in the definition of "Commitment Amount"; or

               (c) the Dollar Value of gold and the Dollar Value of silver (as applicable) three Business Days prior to the first day of the then requested Consignment Period or the continuation of such Consignment Period, multiplied by the number of troy ounces of gold and silver that is and will be consigned under this Agreement (after giving effect to all consignments of gold and silver requested on such date, and any previous days (to the extent the gold and silver previously requested has not yet been delivered under consignment to the Consignee)), would exceed the Advance Commitment Amount then in effect under the Dollar Supply Agreement.

          SECTION II.2.  Reduction of Commitment Amount.  The
     Commitment Amount is subject to reduction from time to time pursuant to this Section 2.2.

          SECTION II.2.1. Optional Reduction of Commitment Amount. The Consignee may, from time to time on any Business Day occurring after the Effective Date, voluntarily reduce the Commitment Amount; provided, however, that

               (a) all such reductions shall require at least five Business Days' prior written irrevocable notice to the Consignor and be permanent;

               (b) any partial reduction of the Commitment Amount shall be in a minimum number of ounces of Bullion that equals at least $10,000,000, based on the value of a troy ounce of gold equalling $475, and a troy ounce of silver equalling $6.50;

               (c) the Commitment Amount of gold or silver may not be so reduced to an amount less than the then aggregate number of troy ounces of gold or silver (as the case may be) then held under consignment pursuant to the terms of this Agreement by the Consignee; and

               (d) the Commitment Amount may only be reduced to zero if, prior to or at the time of and as a condition to such reduction, the Consignee shall have repaid in full all then accrued and outstanding monetary Obligations and shall have returned to the Consignor or purchased from the Consignor pursuant to the terms of this Agreement all Bullion previously consigned pursuant to the terms of this Agreement.

          SECTION II.2.2. Mandatory Reduction of Commitment Amount. The Commitment Amount shall be permanently reduced on the date of any permanent reduction in the Advance Commitment Amount as a result of the operation of Section 2.4.2 of the Dollar Supply Agreement by a number of troy ounces of Bullion equal to

               (a) in the case of gold, the quotient obtained by dividing (i) the product of (x) the Advance Commitment Amount (after giving effect to any such reduction) and (y) 41.6749751% by (ii) $475 (rounded down to the next whole number); and

               (b) in the case of silver, the quotient obtained by dividing (i) the product of (x) the Advance Commitment Amount (after giving effect to any such reduction) and (y) 58.3250249%, by (ii) $6.50 (rounded down to the next whole number).

          SECTION II.3. Consignment Procedure; Delivery of Bullion. By delivering a Consignment Request to the Consignor at or before 5:00 p.m. (New York City time), on a Business Day, the Consignee may from time to time irrevocably request, on not less than four nor more than five Business Days' notice, that a consignment of Bullion be made by the Consignor in a number of ounces of gold and/or silver such that the sum of the aggregate Dollar Value of gold as of the date of such Consignment Request for all gold subject to such Consignment Request plus the aggregate Dollar Value of silver (as applicable) as of the date of such Consignment Request for all silver subject to such Consignment Request equals or exceeds $10,000,000 or, if less, in the unutilized amount of the Commitment Amount for gold and/or silver, as applicable. The Consignor will arrange for the delivery of the Bullion to the applicable Plant (but only to such Plants) in the amounts and types of Bullion requested for such Plant in the Consignment Request on the date for delivery set forth in the Consignment Request. The Consignor will assume all risk of loss or damage to the Bullion until it has been delivered to the applicable Plant, at which time such risk shall pass to the Consignee, and unless the Consignee notifies the Consignor within one day following delivery of such Bullion that such Bullion is damaged, or does not conform to the quality or fineness of Bullion requested to be delivered under consignment, then such Bullion delivered to the Consignee shall be deemed to be not damaged and to conform with the quality and fineness so requested by the Consignee. Any Bullion delivered to the Consignee that is damaged or that does not conform to the quality and fineness of the requested Bullion shall be immediately delivered back to the Consignor by the Consignee. In the case of the return of Bullion to the Consignor from the Consignee, all deliveries of Bullion will be made in accordance with the directions of the Consignor at such address as the Consignor may direct in a written notice to the Consignee. The Consignee shall bear the cost of such delivery. The Consignee will assume all risk of loss or damage to the Bullion until it has been delivered to the Consignor, at which time such risk shall pass to the Consignor.

          SECTION II.3.1. Continuation and Return Elections. By delivering a Continuation/Return Notice to the Consignor at or before 5:00 p.m. (New York City time) on a Business Day that is at least four but no more than five Business Days prior to the expiration of a Consignment Period, the Consignee may from time to time irrevocably elect that either (a) all Bullion subject to such Consignment Period either remain under consignment from the Consignor hereunder for such Consignment Periods as are selected by the Consignee in such Continuation/Return Request or be returned to the Consignor, or (b) that only a portion of the Bullion subject to such Consignment Period remain under consignment from the Consignor hereunder for such Consignment Periods as are selected by the Consignee in such Continuation/Return Request and that the remainder of such Bullion be returned to and/or purchased from the Consignor; provided, that the amount of Bullion, if any, to be subject to the Consignment Periods requested in such Continuation/Return Request, and the amount of Bullion, if any, elected to be returned and/or purchased pursuant to such Continuation/Return Request, shall have, in each case (unless the Consignee has elected that all of the Bullion subject to such maturing Consignment Period be continued hereunder for new Consignment Periods or that all such Bullion be returned), an aggregate Dollar Value of gold or Dollar Value of silver (as applicable), or combination thereof, in each case as of the date of such Continuation/Return Notice, equal to or greater than $10,000,000. In the absence of delivery of a Continuation/Return Notice with respect to any then maturing Consignment Period at least four but no more than five Business Days prior to the last day of the then current Consignment Period with respect thereto, the Consignee shall be deemed, subject to satisfaction of the conditions set forth in Section 5.2.3, to have requested that the entire amount (or such lesser amount as may be otherwise permitted pursuant to the terms hereof) of Bullion that was consigned in connection with the then maturing Consignment Period remain consigned hereunder for a Consignment Period of one month.

          SECTION II.3.2. Quality. Gold and silver delivered to the Consignee and returned to the Consignor shall in each case be of the quality set forth in the definition of "gold" and of "silver", respectively.

          SECTION II.3.3. Title and Purchase Price of Bullion. Title to the Bullion delivered on consignment by the Consignor hereunder will remain with the Consignor and will not pass to the Consignee. To the extent that any Bullion (or a portion of Bullion) is purchased by the Consignee pursuant to the terms of this Agreement, then title only to such Bullion (or such portion of Bullion) will transfer to the Consignee. If the Consignee wishes to purchase part or all of the Bullion held on consignment from the Consignor, an Authorized Officer of the Consignee will make a request to the Consignor stating the number of ounces of Bullion and the quality of Bullion to be purchased and the proposed date of the purchase. At the Consignor's sole option and only if it desires to enter into the requested sale, the Consignor shall at least two Business Days prior to the proposed date for such purchase (or such lesser number of days as the Consignor and the Consignee may agree), provide an Authorized Officer of the Consignee with a quotation of the price at which the Consignor is willing to sell the Bullion to the Consignee multiplied by the number of ounces of Bullion to be purchased.
     If such price is agreed to in a written notice by the Consignee to the Consignor, such Bullion will thereupon be conclusively deemed to have been contracted for purchase, with payment of the purchase price by the Consignee to be made in cash on the date agreed to by the Consignor and the Consignee (and the Consignee agrees that in any event payment in cash to the Consignor for any purchase of Bullion in respect of a specific Consignment Period shall be made to the Consignor on or before the last day of such Consignment Period). Title to the Bullion purchased by the Consignee as provided above will pass to the Consignee only upon receipt by the Consignor in immediately available funds of the total purchase price due from the Consignee as payment for the Bullion purchased.

          SECTION II.4. Extension of Consignment Maturity Date. The Consignment Maturity Date shall be subject to extension as set forth in this Section.

          SECTION II.4.1. Request for Extension of Consignment Maturity Date. Any term or provision of this Agreement to the contrary notwithstanding, not earlier than 60 days nor later than 45 days prior to the first anniversary of the Effective Date, and/or each and any successive anniversary thereafter (if the Commitment then remains in effect), the Consignee may, by delivery of a duly completed Consignment Extension Request to the Consignor, irrevocably request that the Consignor extend for a one year period the then existing Consignment Maturity Date.

          SECTION II.4.2. Consent to Extension. (a) The Consignor shall, within 35 days of receipt of the notice described in
     Section 2.4.1, notify the Consignee whether or not it consents to the Consignee's request set forth in such Consignment Extension Request, such consent to be in the sole discretion of the Consignor. If the Consignor does not so notify the Consignee of its decision within such 35 day period, then the Consignor shall be deemed not to have consented to such request of the Consignee.

          (b) Notwithstanding anything to the contrary contained in this Section, the Consignment Maturity Date shall not be extended for an additional period unless, in addition to the receipt of an approval by the Consignor to extend such date pursuant to clause
     (a) above, Suppliers whose Percentages equal or exceed 75% of the Advance Commitment Amount under the Dollar Supply Agreement (after giving effect to the operation of clause (c) of Section
     2.4.2 of the Dollar Supply Agreement) have also so consented to an extension of the Stated Maturity Date in accordance with
     Section 2.4.2 of the Dollar Supply Agreement; provided, if there shall occur any reduction in the Advance Commitment Amount as a result of the operation of Section 2.4.2 of the Dollar Supply Agreement, then the Commitment Amount hereunder shall be similarly reduced in accordance with Section 2.2.2.

                                ARTICLE III

                RETURN OF BULLION; POST-MATURITY RATES; FEES

          SECTION III.1. Return of Bullion. The Consignee shall deliver to the Consignor all or a portion (as applicable) of the Bullion then held under consignment by it in accordance with the terms of this Section. No return of Bullion pursuant to this
     Article III shall cause a reduction in the Commitment Amount. Notwithstanding anything to the contrary contained herein or in any other Fee Consignment Document, whenever the Consignee is entitled or required to return to the Consignor any Bullion held under consignment by the Consignee hereunder, instead of returning such Bullion the Consignee may return and deliver all of its right, title and interest in and to other gold and/or silver, as applicable, to the Consignor which in all cases shall be owned by the Consignee and shall be free and clear of all Liens and adverse claims in an equivalent amount, and of an equivalent quality and fineness, as such Bullion, and any such return of other gold and/or silver, as applicable, shall constitute a return of such Bullion for all purposes of this Agreement and shall constitute a purchase of such Bullion for purposes of the second sentence of each of Sections 2.3.3 and 4.2.

          SECTION III.1.1. Consignment Maturity Date. The Consignee shall, at its election, either return to the Consignor and/or purchase for cash all Bullion then consigned to it hereunder upon the Consignment Maturity Date provided, that if on any Consignment Maturity Date (without giving effect to any extension of such date), a partial reduction to the Commitment Amount is required in accordance with Section 2.2.2, then the Consignee shall either return to the Consignor and/or purchase for cash from the Consignor an amount of Bullion that is equal to the amount of such reduction. To the extent the Consignor agrees to a sale of Bullion for cash, the purchase price for each troy ounce of any such gold or silver that the Consignee purchases shall be determined in accordance with Section 2.3.3.

          SECTION III.1.2. Voluntary Return of Bullion. From time to time on any Business Day prior to the Consignment Maturity Date, the Consignee may voluntarily return to the Consignor all (or any portion) of Bullion previously consigned to it hereunder in respect of a Consignment Period as designated by the Consignee; provided, however, that

               (a) no such voluntary return to the Consignor may be made on any day other than the last day of the applicable Consignment Period with respect to the Bullion then being returned to the Consignor, unless the Consignor shall have agreed to such return and the Consignee shall have given the Consignor at least two (but no more than five) Business Days' notice, and has paid any costs required pursuant to clause (a) of Section 9.4 and clause (iii) of Section 9.3; and

               (b) all such voluntary partial returns of Bullion from consignment shall be in a minimum number of troy ounces of Bullion such that the number of ounces of Bullion returned multiplied by the Dollar Value of gold or the Dollar Value of silver (or both, if applicable) as in effect three Business Days prior to the scheduled date of such return is equal to or greater than $10,000,000.

          SECTION III.1.3.  Mandatory Return of Bullion.  The
     Consignee shall return Bullion to the Consignor upon the occurrence of any of the events set forth in this Section.

               (a)  If, on the last day of any Consignment Period:

               (i) the number of troy ounces of gold then consigned by the Consignor to the Consignee hereunder exceeds the then effective Commitment Amount for gold on such date, or

               (ii) the number of troy ounces of silver then consigned by the Consignor to the Consignee hereunder exceeds the then effective Commitment Amount for silver on such date,

          in each case as the applicable Commitment Amount may have been reduced pursuant to the terms of this Agreement, then the Consignee shall, at its election, either mandatorily return to the Consignor and/or purchase from the Consignor that number of troy ounces of gold or silver (or both) in the amount of such excess on the last day of such Consignment Period; provided, that notwithstanding the foregoing, the Consignee shall not be required to purchase or return any Bullion pursuant to this clause except for Bullion that was consigned in connection with such maturing Consignment Period. To the extent the Consignor agrees to a sale of Bullion pursuant to Section 2.3.3, the purchase price for each troy ounce of any such gold or silver that the Consignee purchases shall be determined in accordance with Section 2.3.3.

               (b) Upon the occurrence and continuance of any Market Interruption Event and demand in writing by the Consignor to the Consignee, the Consignee shall, at its election, either return to the Consignor and/or purchase for cash from the Consignor on the last day of each then maturing Consignment Period (or earlier, if required in the reasonable determination of the Consignor or if required by law), the amount of Bullion so demanded by the Consignor. To the extent the Consignor agrees to a sale of Bullion to the Consignee pursuant to Section 2.3.3, the purchase price for each troy ounce of any such gold or silver that the Consignee purchases shall be determined in accordance with
          Section 2.3.3.

               (c)  Pursuant to an appropriately completed
          Continuation/Return Notice delivered at least four but not more than five Business Days prior to the last day of a Consignment Period in accordance with the terms of Section
          2.3.1 pursuant to which the Consignee has indicated that it will return all or a portion of Bullion previously consigned to it at the end of a Consignment Period, the Consignee shall, at its election, either return to the Consignor and/or purchase from the Consignor on the last day of the applicable Consignment Period that number of troy ounces of Bullion indicated in such Continuation/Return Notice on the last day of the then maturing Consignment Period. To the extent the Consignor agrees to a sale of Bullion to the Consignee pursuant to Section 2.3.3, the purchase price for each troy ounce of any such gold or silver that the Consignee purchases shall be determined in accordance with
          Section 2.3.3.

               (d) Upon the failure of any Supplier to fund any Advance on the commencement date of a Consignment Period as required pursuant to the terms of the Dollar Supply Agreement the Consignee shall, within three Business Days following demand by the Consignor, return or purchase pursuant to the terms of this Agreement (unless such failure is no longer continuing) the number of ounces of each type of Bullion that was previously consigned in respect of such non-funded Advance.

               (e) Upon the last day of any then maturing Consignment Period on which the Dollar Value of gold as in effect three Business Days prior to the first day of the next occurring Consignment Period multiplied by the number of ounces of gold then consigned and the Dollar Value of silver as in effect three Business Days prior to the first day of the next occurring Consignment Period multiplied by the number of ounces of silver then consigned exceeds the then effective Advance Commitment Amount, the Consignee shall, at its election, either return to the Consignor and/or purchase for cash from the Consignor on the last day of such maturing Consignment Period, the number of troy ounces of Bullion such that the Dollar Value of gold and Dollar Value of silver (in each case as in effect three Business Days prior to the first day of the next occurring Consignment Period) that will remain consigned shall not exceed the Advance Commitment Amount; provided, that notwithstanding the foregoing, the Consignee shall not be required to purchase or return any Bullion other than Bullion that was consigned in connection with such then maturing Consignment Period.
          To the extent the Consignor agrees to a sale of Bullion pursuant to Section 2.3.3, the purchase price for each troy ounce of any such gold or silver that the Consignee purchases shall be determined in accordance with
          Section 2.3.3.

          SECTION III.1.4. Acceleration of Consignment Maturity Date. Immediately upon any acceleration of the Consignment Maturity Date pursuant to Section 8.2 or Section 8.3, the Consignee shall, at its election, either return to the Consignor and/or purchase for cash pursuant to the terms of this Agreement from the Consignor all Bullion then under consignment to the full extent of such acceleration. To the extent the Consignor agrees to a sale of Bullion, the purchase price for each troy ounce of any such gold or silver that the Consignee purchases shall be determined in accordance with Section 2.3.3.

          SECTION III.2. Post-Maturity Rates, etc. After the date any monetary Obligation of the Consignee hereunder shall have become due and payable, the Consignee shall pay interest (after as well as before judgment) on such amounts on demand at a rate per annum equal to the Alternate Base Rate plus a margin of 2% per annum. In addition, to the extent that the Consignee fails to return (or purchase) any Bullion on the dates required pursuant to the terms of this Agreement, the Consignee shall pay to the Consignor (after as well as before judgment) on demand, instead of the fees set forth in Section 3.3.1, for each day that such Bullion is not returned or purchased, an amount (the "ABR Fee") equal to the product of (a) the Alternate Base Rate in effect on such day plus a margin of 2% per annum minus the Contango Fee as in effect on such day and (b) the Dollar Value of gold and the Dollar Value of silver (as applicable) in each case as in effect three Business Days prior to the first day of each applicable Consignment Period then in effect multiplied by the number of ounces of gold and/or silver not so returned or purchased on or prior to such day.

          SECTION III.3. Fees. The Consignee agrees to pay the fees set forth in this Section 3.3. All such fees shall be non-refundable.

          SECTION III.3.1. Consignment Fee. (a) The Consignee agrees to pay to the Consignor in arrears with respect to each troy ounce of gold and/or silver held on consignment hereunder a consignment fee (the "Consignment Fee") based on the Gold Rate (in the case of consignments of gold) and the Silver Rate (in the case of consignments of silver) plus in each case a margin of 1/2 of 1% per annum, on the Dollar Value of such gold (in the case of consignments of gold) or the Dollar Value of such silver (in the case of consignments of silver) as in effect three Business Days prior to the first day of the Consignment Period then in effect for such Bullion multiplied by the number of troy ounces of gold and silver, respectively, consigned for each such Consignment Period.

          (b) For each day on which any Advances bear interest at the Alternate Base Rate pursuant to Section 4.1, 4.2 or 4.3 of the Dollar Supply Agreement, the Consignee agrees to pay to the Consignor in arrears an additional consignment fee on an amount equal to the aggregate principal amount of all Advances then bearing interest at the Alternate Base Rate, such fee with respect to any such Advances to be (i) calculated based on a rate equal to the positive difference, if any, between (x) the Alternate Base Rate then in effect, and (y) the LIBO Rate (Reserve Adjusted) (or, if applicable as a result of the operation of Section 4.2 of the Dollar Supply Agreement, the Substitute Rate) that was in effect as of the first day of the Consignment Period applicable to such Advances plus (in each case) 1/2 of 1% per annum, and (ii) payable on the last day of the Consignment Period then applicable to such Advances (or on each three-month anniversary of such Consignment Period if such Consignment Period is in excess of three months).

     The Consignment Fee will be paid in arrears (a) on the Consignment Maturity Date, (b) on the last day of each Consignment Period (or on each three-month anniversary of a Consignment Period, for Consignment Periods that are longer than three months) with respect to the Bullion subject to such Consignment Period and (c) on the date of any reduction in the Commitment Amount pursuant to Section 2.2.1 or 2.2.2, in an amount equal to any accrued Consignment Fee on that portion of the Commitment Amount being reduced.

          SECTION III.3.2. Commitment Fee. The Consignee agrees to pay to the Consignor a commitment fee equal to 1/5 of 1% per annum multiplied by the product of (a) the difference between (i) the average daily number of ounces of gold or silver, as the case may be, committed to be consigned hereunder (based on the Dollar Value of gold equalling $475 per ounce and the Dollar Value of silver equalling $6.50 per ounce) during the relevant period, and
     (ii) the average daily number of ounces of gold or silver, as the case may be, actually consigned hereunder during the relevant period, and (b) $475 (in the case of gold) and $6.50 (in the case of silver). Such commitment fee shall be payable in arrears on each Quarterly Payment Date and on the Commitment Termination Date.

          SECTION III.3.3. Other Fees. The Consignee agrees to pay to the Consignor those fees, in the amounts and on the dates, set forth in the Fee Letter.


                                 ARTICLE IV

                CERTAIN OTHER PROVISIONS; SECURITY INTEREST

          SECTION IV.1. Consignments, etc. Unlawful. If the Consignor shall determine (which determination shall, upon notice thereof to the Consignee, absent manifest error, be prima facie evidence of the facts stated therein) that the introduction of or any change in or in the interpretation of any law makes it unlawful, or any central bank or other governmental authority having authority over the Consignor asserts that it is unlawful, for the Consignor to consign (or maintain previously consigned) Bullion with the Consignee, the obligations of the Consignor to consign (or to maintain previously consigned) Bullion with the Consignee shall, upon such determination, forthwith be suspended until the Consignor shall notify the Consignee that the circumstances causing such suspension no longer exist (which notification the Consignor agrees to give promptly when such circumstances no longer exist), and all Bullion theretofore delivered under consignment to the Consignee hereunder shall be, at the election of the Consignee, either returned to and/or purchased pursuant to the terms hereof from the Consignor at the end of the then current Consignment Periods with respect thereto or sooner, if required by such law or assertion.

          SECTION IV.2. Security Interest. Title to Bullion delivered on consignment by the Consignor hereunder will remain with the Consignor and will not pass to the Consignee. To the extent that any Bullion (or a portion of Bullion) is purchased by the Consignee pursuant to the terms of this Agreement, then title only to such Bullion (or such portion of Bullion) will transfer to the Consignee. The intent of the parties hereto is to create a true consignment from the Consignor to the Consignee and not a consignment for security, provided, however, that in order to protect the rights of the Consignor in the event that this Agreement and the transactions contemplated hereby are construed at any time with respect to any Bullion as other than a true consignment from the Consignor to the Consignee (including as a result of a Bullion Sale), as security for its Obligations (as defined in this Agreement and the Short-Term Fee Consignment Agreement) the Consignee hereby grants the Consignor a Lien on and security interest in and to the Collateral (whether now or hereafter existing). "Collateral" means all of the Consignee's right, title and interest in and to (i) all gold and silver of any quality or fineness (including the Bullion), other than the U.S. Bullion, located from time to time at the Plants, (ii) all Processed Bullion located from time to time at the Plants and
     (iii) all proceeds of such gold and silver, including, to the extent that the Consignee has not returned to the Consignor and/or purchased pursuant to the terms hereof any amount of Bullion (or other gold and/or silver) that is delivered to any account debtor of the Consignee, accounts owing by such account debtor, and related general intangibles (if any) arising from the sale of such gold and silver (including the Bullion and the gold and silver (other than U.S. Bullion) comprising any Processed Bullion). Terms used in the definition of Collateral for which meanings are provided in the U.C.C. are used in the definition of Collateral with such meanings. "Bullion Sale" means any sale of Bullion by the Consignor to the Consignee, which sale shall occur (notwithstanding the provisions of Section 2.3.3) at any time the Consignee takes title to any Bullion, whether pursuant to Section
     2.3.3 or at such earlier or other date as provided by law or court order or decree. To the extent this Agreement and the transactions contemplated hereby are not construed as a true consignment from the Consignor to the Consignee, or upon the occurrence of any Bullion Sale, the security interest granted pursuant to this Section secures the complete and punctual payment of all "Obligations" of the Consignee, whether now or hereafter existing, under and as defined in (a) this Agreement and each other Fee Consignment Document and (b) the Short-Term Fee Consignment Agreement and each other Fee Consignment Document (as defined therein). To the extent any gold and/or silver (other than the U.S. Bullion) of any quality or fineness (including the Bullion) located at either Plant becomes part of a product, the Consignor shall only have and shall continue to have rights or interests in and to such product to the extent of an undivided interest in such product that is equal to the ratio that the cost of such gold and/or silver (other than the U.S. Bullion) contained in such product or comprising a part thereof bears to the cost of such product. In addition, gold and/or silver (other than the U.S. Bullion) of any quality or fineness (including the Bullion) located at either Plant that becomes part of a product shall continue to be considered as being consigned to the Consignee hereunder to the same extent as if such gold and/or silver did not become part of a product and shall be subject to all the terms hereof (including the continuation of title to such gold and/or silver in the Consignor). Notwithstanding the express intent of the parties hereto that this Agreement and the transactions contemplated hereby be a true consignment from the Consignor to the Consignee, the Consignee shall file precautionary Uniform Commercial Code financing statements to protect the rights of the Consignor in and to the Collateral. In furtherance of the intent of the parties hereto that this Agreement and the transactions contemplated hereunder are a true consignment from the Consignor to the Consignee, and not a consignment for security, the Consignor agrees that for so long as no Event of Default has occurred and is continuing, it will not initiate any action, suit or proceeding claiming that this Agreement or any of the transactions contemplated hereunder are other than a true consignment from the Consignor to the Consignee.

          SECTION IV.3. Losses. In the event the Consignor shall incur any loss or expense as a result of

               (a) any return to or purchase from the Consignor of Bullion on a date other than the scheduled last day of the Consignment Period applicable thereto, whether pursuant to
          Section 3.1 or otherwise;

               (b) any consignment of Bullion not being made in the quantity or on the date requested by the Consignee, except to the extent the same results from the failure of the Consignor to satisfy its obligations hereunder with respect thereto; or

               (c) any consigned Bullion failing to remain under consignment in accordance with the Continuation/Return
          Notice therefor,

     then, upon the written notice of the Consignor to the Consignee, the Consignee, without duplication of its other Obligations, shall, within five days of its receipt thereof, pay directly to the Consignor such amount as will (in the reasonable determination of the Consignor) reimburse the Consignor for such loss or expense. Such written notice (which shall include calculations in reasonable detail) shall, in the absence of manifest error, be prima facie evidence of the matters stated therein.

          SECTION IV.4.  Increased Costs.  If any change in, or
     the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority having authority over the Consignor affects or would affect the amount of capital required or expected to be maintained by the Consignor or any Person controlling the Consignor, and the Consignor determines (in its sole and absolute discretion) that the rate of return on its or such controlling Person's capital as a consequence of its Commitment or the consignment of Bullion hereunder is reduced to a level below that which the Consignor or such controlling Person could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by the Consignor to the Consignee, the Consignee shall immediately pay directly to the Consignor additional amounts sufficient to compensate the Consignor or such controlling Person for such reduction in rate of return. A statement of the Consignor as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be prima facie evidence of the matters stated therein. In determining such amount, the Consignor may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.

          SECTION IV.5. Taxes. All payments by the Consignee hereunder and by the Consignor to the Administrative Agent and the Suppliers under the Dollar Supply Agreement (including in each case in respect of fees) shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by the Consignor's, the Administrative Agent's or such Supplier's net income or receipts imposed by the jurisdiction of incorporation or organization of the Consignor, the Administrative Agent or such Supplier, as the case may be (such non-excluded items being called "Taxes"). In the event that any withholding or deduction from any payment to be made by the Consignee hereunder or by the Consignor under the Dollar Supply Agreement is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Consignee will

               (a) in the case of withholding or deduction (i) in respect of payments made for the account of the Consignor hereunder, pay directly to the relevant authority the full amount required to be so withheld or deducted, and (ii) in respect of payments made by the Consignor to the Administrative Agent or the Suppliers under the Dollar Supply Agreement, pay to the Consignor (and the Consignor hereby agrees to pay over to the relevant authority) the full amount required to be so withheld or deducted;

               (b) in the case of clause (a)(i), promptly forward to the Consignor an official receipt or other documentation satisfactory to the Consignor evidencing such payment to such authority; and

               (c) pay to the Consignor such additional amount or amounts as is necessary to ensure that the net amount actually received by the Consignor, the Administrative Agent or such Supplier will equal the full amount such Person would have received had no such withholding or deduction been required.

     Moreover, if the Consignor, the Administrative Agent or any Supplier is obligated to pay any Taxes with respect to any payment received by the Consignor hereunder or by the Consignor, the Administrative Agent or such Supplier under the Dollar Supply Agreement, it may pay such Taxes and the Consignee will promptly pay such additional amounts directly to the Consignor (and, in the case of Taxes payable by the Administrative Agent or a Supplier under the Dollar Supply Agreement, the Consignor agrees to pay over to the Administrative Agent or such Supplier, as applicable) as is necessary in order that the net amount received by such Person after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such Person would have received had not such Taxes been asserted.

          If the Consignee fails to pay any Taxes when due to the appropriate taxing authority (in the case of clause (a)(i)) or the Consignor (in the case of clause (a)(ii)) or fails to remit to the Consignor, for the account of the Consignor or for the account of the Administrative Agent or any Supplier, as set forth above, the required receipts or other required documentary evidence, the Consignee shall indemnify such Person for any incremental Taxes, interest or penalties that may become payable by such Person as a result of any such failure. Upon the request of the Consignee, the Consignor shall, prior to the due date of any payments hereunder, execute and deliver to the Consignee on or about the first scheduled payment date in each Fiscal Year, one or more (as the Consignee may reasonably request) United States Internal Revenue Service Forms 4224 or Forms 1001 or such other forms or documents (or successor forms or documents), appropriately completed, as may be applicable to establish that payments to the Consignor are exempt from withholding or deduction of Taxes.

          SECTION IV.6. Payments, Computations, etc. Unless otherwise expressly provided, all payments of Dollars by the Consignee pursuant to this Agreement or any other Fee Consignment Document shall be made by the Consignee to the Consignor without setoff, deduction or counterclaim, not later than 11:00 a.m.
     (New York City time), on the date due, in immediately available funds, to such account as the Consignor shall specify from time to time by notice to the Consignee. Funds received after that time shall be deemed to have been received by the Consignor on the next succeeding Business Day. All fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days. Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, such payment shall (except as otherwise required by clause (b) of the definition of the term "Consignment Period") be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees, if any, in connection with such payment.


                                 ARTICLE V

                         CONDITIONS TO CONSIGNMENTS

          SECTION V.1. Initial Consignment. The obligations of the Consignor to make the initial consignment of Bullion on and after the Effective Date shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 5.1.

          SECTION V.1.1. Resolutions, etc. The Consignor shall have received from the Consignee a certificate, dated the date of the initial delivery of Bullion under consignment, of its Secretary or Assistant Secretary as to

               (a) resolutions of its Board of Directors then in full force and effect authorizing the execution, delivery and performance of this Agreement and each other Fee Consignment Document to be executed by it;

               (b)  true and complete copies of the Consignee's
          Organic Documents; and

               (c) the incumbency and signatures of those of its officers authorized to act with respect to this Agreement and each other Fee Consignment Document executed by it,

     upon which certificate the Consignor may conclusively rely until it shall have received a further certificate of the Secretary or Assistant Secretary of the Consignee canceling or amending such prior certificate.

          SECTION V.1.2. Delivery of Financing Statements, etc. The Consignor shall have received

               (a) acknowledgment copies (or other evidence satisfactory to it) of properly filed Uniform Commercial Code financing statements (Form UCC-1), and (if available) Uniform Commercial Code financing statements (Form UCC-3), each dated a date reasonably near to the Effective Date, naming (i) Handy & Harman as the consignee and The Bank of Nova Scotia as the consignor (in the case of the Form UCC-1 Statements), and (ii) The Bank of Nova Scotia (as assignor) and The Bank of Nova Scotia, in its capacity as Administrative Agent (as assignee) (in the case of the Form UCC-3 statements) or other similar instruments or documents, filed under the Uniform Commercial Code of all jurisdictions as may be necessary or, in the opinion of the Consignor, desirable to perfect the interest of the Consignor pursuant to the terms of this Agreement;

               (b) executed copies of proper Uniform Commercial Code Form UCC-3 termination statements, if any, necessary to release all Liens and other rights of any Person in any Collateral previously granted by the Consignee; and

               (c) certified copies of Uniform Commercial Code Requests for Information or Copies (Form UCC-11), or a similar search report certified by a party acceptable to the Consignor, dated a date reasonably near to the Effective Date, listing all effective financing statements which name the Consignee (under its trade names, present name and any previous names) as the debtor and which are filed in the jurisdictions in which filings were made pursuant to clause
          (a) above, together with copies of such financing statements (none of which shall cover any Collateral).

          SECTION V.1.3. Delivery of Waiver and Consent or Amendment. The Consignor shall have received a copy of a waiver and consent, amendment or such other written agreement in form and substance satisfactory to it from the respective holders of the Consignee's 8.83% Senior Notes due August 25, 2002, 9.37% Senior Notes due December 27, 1999 and 10.2% Series D Senior Notes due 1998, duly executed and delivered by such holders except to the extent that all Indebtedness owing in respect of such notes has been paid in full.

          SECTION V.1.4. Opinions of Counsel. The Consignor shall have received opinions, dated the date of the initial consignment and, except as set forth below, addressed to the Consignor (together, in the case of other than clause (e), with reliance letters to the Administrative Agent and the Suppliers), from

               (a) Paul E. Dixon, Vice President and General Counsel of the Consignee, substantially in the form of Exhibit D hereto (and the Consignee hereby expressly instructs such counsel to deliver such opinions to the Consignor, the Administrative Agent and the Suppliers);

               (b) Skadden, Arps, Slate, Meagher & Flom, New York counsel to the Consignee, substantially in the form of Exhibit E hereto (and the Consignee hereby expressly instructs such counsel to deliver such opinions to the Consignor, the Administrative Agent and the Suppliers);

               (c) Bingham, Dana & Gould, Connecticut counsel to the Consignor, substantially in the form of Exhibit F hereto (and the Consignor hereby expressly instructs such counsel to deliver such opinions to the Administrative Agent and the Suppliers);

               (d)  Edwards & Angell, Rhode Island counsel to the
          Consignee, substantially in the form of Exhibit G hereto (and the Consignee hereby expressly instructs such counsel to deliver such opinions to the Consignor, the Administrative Agent and the Suppliers); and

               (e) KPMG Peat Marwick, independent public accountants to the Consignee, addressed to the Consignee and substantially in the form of Exhibit H hereto.

          SECTION V.1.5. Closing Fees, Expenses, etc. The Consignor shall have received all fees, costs and expenses due and payable pursuant to Sections 3.3 and 9.3, if then invoiced.

          SECTION V.2.  All Deliveries under Consignment.  The
     obligation of the Consignor to deliver any Bullion on the occasion of any consignment (including the initial consignment) to the Consignee shall be subject to the satisfaction of each of the conditions precedent set forth in this Section 5.2.

          SECTION V.2.1. Compliance with Warranties, No Default, etc. Both before and after giving effect to the delivery of Bullion requested to be held under consignment hereunder, the following statements shall be true and correct:


               (a)  the representations and warranties set forth in
          Article VI (including those incorporated by reference from the Revolving Credit Agreement (other than those contained in Section 6.7 of the Revolving Credit Agreement for any consignment of Bullion that is to occur after the initial consignment of Bullion hereunder)) shall be true and correct in all material respects with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date);

               (b) except as disclosed by the Consignee to the Consignor pursuant to Section 6.7 of the Revolving Credit Agreement,

               (i) no litigation, arbitration or governmental investigation or proceeding shall be pending or, to the knowledge of the Consignee, threatened against the Consignee or any of its Subsidiaries which may reasonably be expected to materially adversely affect the Consignee's, or the Consignee and its Subsidiaries' taken as a whole, businesses, operations, assets, revenues, properties or prospects; and

               (ii) no development shall have occurred in any litigation, arbitration or governmental investigation or proceeding disclosed pursuant to Section 6.7 of the Revolving Credit Agreement which may reasonably be expected to materially adversely affect the businesses, operations, assets, revenues, properties or prospects of the Consignee or the Consignee and its Subsidiaries, taken as a whole;

               (c) there shall not be any pending or, to the knowledge of the Consignee, threatened, litigation, arbitration or governmental investigation or proceeding which purports to affect the legality, validity or enforceability of this Agreement or any other Fee Consignment Document;

               (d) the Consignor shall not be prohibited by the provisions of Section 2.1.2 from making the requested consignment of Bullion;

               (e) no Market Interruption Event shall have occurred and then be continuing;

               (f) the Suppliers parties to the Dollar Supply Agreement shall have funded the Advances to the Administrative Agent required in connection with the requested consignment (provided, that the failure of one or more Suppliers to fund such Advances shall not relieve the Consignor from consigning Bullion to the Consignee to the extent the Administrative Agent has received Advances from other Suppliers under the Dollar Supply Agreement); and

               (g) no Default shall have then occurred and be continuing, and neither the Consignee nor any of its Subsidiaries are in material violation of any law or governmental regulation or court order or decree the violation of which would have a material adverse effect on businesses, operations, assets, revenues, properties or prospects of the Consignee or the Consignee and its Subsidiaries, taken as a whole.

          SECTION V.2.2. Consignment Request. The Consignor shall have received a Consignment Request for such Consignment. Each of the delivery of a Consignment Request and the acceptance by the Consignee of any Bullion to be held by it under consignment shall constitute a representation and warranty by the Consignee to the Consignor that on the date of such consignment (both immediately before and after giving effect to such consignment) the statements made in clauses (a), (b), (c), (d) and (g) of
     Section 5.2.1 are true and correct.

          SECTION V.2.3. Continuation of Consignment Period. The requirement that the Consignor continue to consign to the Consignee any previously consigned Bullion subject to a maturing Consignment Period upon the occasion of the expiration of such Consignment Period is subject to satisfaction of each of the conditions precedent set forth below:

               (a)the Consignee shall not be prohibited by the provisions of Section 2.1.2 from continuing to hold under consignment such Bullion;

               (b)unless otherwise agreed by the Consignor, no Market Interruption Event shall have occurred and then be continuing;

               (c)no Consignor Bankruptcy Event shall have occurred;
          and

               (d)if required pursuant to clause (a) of Section 2.3.1 of the Dollar Supply Agreement, the Suppliers parties to the Dollar Supply Agreement shall have funded the Advances to the Administrative Agent required in connection with the requested continuation (provided, that the failure of one or more Suppliers to fund such Advances shall not relieve the Consignor from continuing under consignment Bullion to the Consignee to the extent the Administrative Agent has received Advances from other Suppliers under the Dollar Supply Agreement).

          SECTION V.2.4. Satisfactory Legal Form. All documents executed or submitted pursuant hereto by or on behalf of the Consignee in connection with such consignment (or continuation, as the case may be) shall be satisfactory in form and substance to the Consignor and its counsel; the Consignor and its counsel shall have received all information, approvals, opinions, documents or instruments as the Consignor or its counsel may reasonably request.

                                 ARTICLE VI

                       REPRESENTATIONS AND WARRANTIES

          In order to induce the Consignor to enter into this Agreement and deliver Bullion under consignment to the Consignee hereunder, the Consignee represents and warrants to the Consignor as set forth in this Article VI.

          SECTION VI.1. Representations and Warranties. The Consignee hereby represents and warrants to the Consignor that the representations and warranties contained in Article VI of the Revolving Credit Agreement are true and correct, each such representation and warranty set forth in such Article and all other terms of the Revolving Credit Agreement to which reference is made therein, together with all related definitions and ancillary provisions, being hereby incorporated into this Agreement by reference as though specifically set forth in this Section; provided, that each reference in such Article to the "Borrower", the "Administrative Agent", "Obligations", "this Agreement" and "Loan Documents" and words of similar import shall be deemed to be a reference to the "Consignee", the "Consignor", the Obligations hereunder, this Fee Consignment Agreement and the Fee Consignment Documents, respectively.

          SECTION VI.2. Further Representations. In addition to the representations and warranties set forth above, the Consignee hereby represents and warrants to the Consignor that (a) the Consignee has full power and authority to receive and hold Bullion for the Consignor on the terms and conditions contained herein and has obtained all necessary governmental consents, licenses and approvals, if any, that are required to receive and hold such Bullion, and (b) if this Agreement and the transactions contemplated hereunder are construed as other than a true consignment from the Consignor to the Consignee, then this Agreement creates a valid, first priority security interest in favor of the Consignor in the Collateral, securing the payment of the Obligations, and all filings and other actions necessary to perfect a first priority security interest in favor of the Consignor in such Collateral have been duly taken in all applicable jurisdictions.

                                ARTICLE VII

                                 COVENANTS

          In order to induce the Consignor to enter into this Agreement and deliver Bullion under consignment to the Consignee hereunder, the Consignee covenants and agrees that until the Commitment shall have been terminated and all Obligations then due and outstanding shall have been paid or performed in full and all Bullion shall have been returned to and/or purchased from the Consignor, the Consignee shall comply with the covenants as set forth in this Article VII.

          SECTION VII.1. Covenants. The Consignee will perform, comply with and be bound by all of the agreements, covenants and obligations contained in Article VII of the Revolving Credit Agreement, each such agreement, covenant and obligation contained in such Article and all other terms of the Revolving Credit Agreement to which reference is made therein, together with all related definitions and ancillary provisions, being hereby incorporated into this Agreement by reference as though specifically set forth in this Section; provided, that each reference in such Article to the "Borrower", the "Administrative Agent", "Obligations", "this Agreement" and "Loan Documents" and words of similar import shall be deemed to be a reference to the "Consignee", the "Consignor", the Obligations hereunder, this Fee Consignment Agreement and the Fee Consignment Documents, respectively.

          SECTION VII.2. Additional Covenants. In addition to the covenants set forth in Section 7.1, the Consignee further covenants and agrees that it will perform, comply and be bound by the covenants set forth in this Section.

          SECTION VII.2.1. Safekeeping, etc. Until such time as the Bullion received from the Consignor has been returned to the Consignor, or purchased pursuant to the terms of this Agreement by the Consignee, the Consignee will afford the Bullion no less safekeeping protection than it affords gold and silver held for its own account, and in any event the Consignor will at all times be satisfied with the level of such protection. The Consignee will provide insurance coverage on Bullion held on consignment in such amounts and covering such risks as is required by the Consignor and the Consignee shall, upon request, deliver to the Consignor a copy of all policies for such insurance. Insurance policies in respect of the Bullion located at the Plants shall name the Consignor as loss payee and proceeds from such insurance with respect to Bullion will be paid to the Consignor.

          SECTION VII.2.2. Bullion to be Located at Plants. The Consignee agrees that it will at all times cause all Bullion held on consignment hereunder and not sold to a customer of the Consignee to be located only (i) at the Plants, (ii) in transit between the Plants and/or (iii) in transit to the Consignor; provided, however, that no sale to any customer of the Consignee shall be made unless the Consignee shall have first either purchased or returned a like amount of gold or silver to the Consignor pursuant to the terms of this Agreement. The Consignee further agrees that except for U.S. Bullion and Bullion (under and as defined in this Agreement and the Short-Term Fee Consignment Agreement), no other gold or silver that is not owned by the Consignor will be kept in either Plant. In any event, if any gold or silver (other than U.S. Bullion and Bullion (under and as defined in this Agreement and the Short-Term Fee Consignment Agreement) shall at any time be located at either Plant, the Consignee agrees that such gold and silver shall be transferred (by book entry or otherwise) as soon as practicable (and in any event no later than the next Business Day) to another facility of the Consignee's.

          SECTION VII.2.3. Use of Bullion. The Consignee agrees that it shall use the Bullion held on consignment pursuant to the terms of this Agreement only in connection with the completion of customer orders in the ordinary course of business at the Plants.

          SECTION VII.2.4. Further Assurances, etc. The Consignee agrees that, from time to time at its own expense, the Consignee will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Consignor may request, in order to perfect, preserve and protect any of its interest in the Bullion and the other Collateral and the assignment by the Consignor to the Administrative Agent contemplated pursuant to clause (b)(i) of
     Section 9.10.

          SECTION 7.2.5. SEC Filings. On the date of the filing of the Consignee's next Form 8-K with the Securities and Exchange
     Commission, the Consignee shall include a note stating that all gold and silver (other than the U.S. Bullion) located at each Plant is owned by the Consignor and held under consignment by the Consignee.


                                ARTICLE VIII

                             EVENTS OF DEFAULT

          SECTION VIII.1. Listing of Events of Default. Each of the following events or occurrences described in this Section 8.1 shall constitute an "Event of Default".

          SECTION VIII.1.1. Failure to Return Bullion, etc. Failure by the Consignee (i) to return and/or purchase for cash pursuant to the terms hereof any amount of Bullion on the date a return or purchase thereof is required hereunder or (ii) pay any Consignment Fees, interest or other monetary Obligations, in the case of this clause (ii) within five days of the date on which it is due hereunder.

          SECTION VIII.1.2. Breach of Warranty. Any representation or warranty of the Consignee made or deemed to be made hereunder or in any other Fee Consignment Document or any other writing or certificate furnished by or on behalf of the Consignee to the Consignor for the purposes of or in connection with this Agreement or any such other Fee Consignment Document (including any certificates delivered pursuant to Article V) is or shall be incorrect when made in any material respect.

          SECTION VIII.1.3. Validity of Security Interest. Any Fee Consignment Document, or, to the extent the consignments hereunder are not true consignments from the Consignor to the Consignee or a Bullion Sale occurs, any Lien granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Consignee; the Consignee or any other party shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability; or, to the extent the consignments hereunder are not true consignments from the Consignor to the Consignee or a Bullion Sale occurs, any Lien securing any Obligation shall, in whole or in part, cease to be a perfected first priority Lien in favor of the Consignor and its assigns.

          SECTION VIII.1.4. Non-Performance of Other Covenants and Obligations. The Consignee shall default in the due performance and observance of any agreement contained herein or in any other Fee Consignment Document (other than as set forth in Section 8.1.1), and such default shall continue unremedied for a period of 10 Business Days after notice thereof shall have been given to the Consignee by the Consignor.

          SECTION VIII.1.5. Default on Material Contracts. (a) An Event of Default under (and as defined in) the Revolving Credit Agreement or the Short Term Revolving Credit Agreement shall have occurred and be continuing, (b) an Event of Default under (and as defined in) the Dollar Supply Agreement or the Short-Term Dollar Supply Agreement shall have occurred and be continuing or (c) a default shall occur in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any Indebtedness (other than Indebtedness outstanding under the Revolving Credit Agreement or the Short Term Revolving Credit Agreement) of the Consignee or any of its Subsidiaries having a principal amount, individually or in the aggregate, in excess of $1,000,000, or a default shall occur in the performance or observance of any obligation or condition with respect to such Indebtedness if the effect of such default is to accelerate the maturity of any such Indebtedness or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause such Indebtedness to become due and payable prior to its expressed maturity.

          SECTION VIII.1.6.  Bankruptcy, Insolvency, etc.  The
     Consignee or any of its Subsidiaries (including joint ventures) shall

               (a) become insolvent or generally fail to pay, or admit in writing its inability or unwillingness to pay, debts as they become due;

               (b) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Consignee or any of its Subsidiaries or joint ventures (other than Non-Recourse Joint Ventures) or any property of any thereof, or make a general assignment for the benefit of creditors;

               (c) in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Consignee or any of its Subsidiaries or joint ventures (other than Non-Recourse Joint Ventures) or for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 60 days, provided that the Consignee, each Subsidiary and each joint venture hereby expressly authorizes the Consignor to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend their rights under the Fee Consignment Documents;

               (d) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Consignee or any of its Subsidiaries or joint ventures (other than Non-Recourse Joint Ventures), and, if any such case or proceeding is not commenced by the Consignee or such Subsidiary or such joint venture, such case or proceeding shall be consented to or acquiesced in by the Consignee or such Subsidiary or such joint venture or shall result in the entry of an order for relief or shall remain for 60 days undismissed, provided that the Consignee, each Subsidiary and each such joint venture hereby expressly authorizes the Consignor to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend their rights under the Fee Consignment Documents; or

               (e) take any action authorizing, or in furtherance of, any of the foregoing;

     provided, that, the foregoing shall not apply to any Subsidiary or joint venture of the Consignee, the value of whose assets in the aggregate for the Fiscal Quarter most recently ended accounted for an amount equal to or less than 5% of Adjusted
     Consolidated Tangible Net Worth.

          SECTION VIII.1.7. Consignment Treatment. The consignment of Bullion pursuant to the terms of this Agreement shall be characterized as other than a true consignment from the Consignor to the Consignee (for accounting purposes or as determined by a court of competent jurisdiction), and such characterization shall continue for a period of thirty consecutive days.

          SECTION VIII.2. Action if Bankruptcy. If any Event of Default described in clauses (a) through (d) of Section 8.1.6 shall occur, the Commitment (if not theretofore terminated) shall automatically terminate and the Consignment Maturity Date shall automatically be accelerated, and all previously delivered Bullion then held by the Consignee pursuant to the terms hereof shall be immediately returned to the Consignor, and all monetary Obligations shall automatically be and become immediately due and payable, without the requirement of notice or demand by the Consignor to the Consignee of any kind being necessary.

          SECTION VIII.3. Action if Other Event of Default. If any Event of Default (other than any Event of Default described in clauses (a) through (d) of Section 8.1.6) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Consignor may by notice to the Consignee demand that all or any portion of the previously delivered Bullion then held by the Consignee pursuant to the terms hereof be returned to the Consignor and/or declare all monetary Obligations to be due and payable and/or the Commitment (if not theretofore terminated) to be terminated and the Consignment Maturity Date to be accelerated, whereupon all or such portion of such Bullion shall immediately be returned to the Consignor, and the full unpaid amount of such Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and/or, as the case may be, the Commitment shall terminate and the Consignment Maturity Date shall be accelerated.

                                 ARTICLE IX

                          MISCELLANEOUS PROVISIONS

          SECTION IX.1. Waivers, Amendments, etc. The provisions of this Agreement and of each other Fee Consignment Document may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Consignee and the Consignor. No failure or delay on the part of the Consignor in exercising any power or right under this Agreement or any other Fee Consignment Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Consignee in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Consignor under this Agreement or any other Fee Consignment Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

          SECTION IX.2. Notices. All notices and other communications provided to any party hereto under this Agreement or any other Fee Consignment Document shall be in writing or by facsimile and addressed, delivered or transmitted to such party at its address or facsimile number set forth below its signature hereto. Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when transmitted upon receipt of electronic confirmation of transmission.

          SECTION IX.3. Payment of Costs and Expenses. The Consignee agrees to pay on demand all reasonable out-of-pocket expenses of the Consignor and (without duplication) the Administrative Agent (including the fees and out-of-pocket expenses of a single counsel to the Consignor and of local counsel, if any, who may be retained by counsel to the Consignor and (without duplication) the Administrative Agent), in connection with

               (a) the negotiation, preparation, execution and delivery of this Agreement and of each other Fee Consignment Document, the Dollar Supply Agreement and the Short-Term Dollar Supply Agreement, including in each case schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to this Agreement or any other Fee Consignment Document, the Dollar Supply Agreement or the Short-Term Dollar Supply Agreement as may from time to time hereafter be required, whether or not the transactions contemplated hereby are consummated;

               (b) the preparation and review of the form of any document or instrument relevant to this Agreement or any other Fee Consignment Document or the Dollar Supply Agreement and the Short-Term Dollar Supply Agreement;

               (c) the filing, recording, refiling or rerecording of any Uniform Commercial Code financing statements relating thereto and all amendments, supplements and modifications to any thereof and any and all other documents or instruments of further assurance required to be filed or recorded or refiled or rerecorded by the terms hereof; and

               (d) the administration and monitoring of this Agreement and the Fee Consignment Documents, the Dollar
          Supply Agreement and the Short-Term Dollar Supply Agreement, and compliance of the parties hereto with respect to the terms hereof.

     The Consignee further agrees to pay on demand (or, in the case of clause (iii) below, within five days following demand) therefor, and to save the Consignor harmless from all liability for,
     (i) any stamp or other taxes which may be payable in connection with the execution or delivery of this Agreement or any other Fee Consignment Document, or the consignment of Bullion hereunder,
     (ii) all amounts payable under Article IV hereof, and (iii) all amounts the Consignor is required to pay or to pay over to the Suppliers and the Administrative Agent (or would be required to pay or pay over to the extent first paid by the Consignee hereunder) under Sections 4.1 through 4.6 (inclusive) and 4.10 of the Dollar Supply Agreement (but only, in the case of Sections
     4.1 and 4.2 and the proviso in Section 4.3 thereof (and in any event without duplication of the Consignee's Obligation under clause (b) of Section 3.3.1 hereof), to the extent any such amount is calculated by reference to a rate equal to the positive difference, if any, between (x) the Alternate Base Rate from time to time in effect and (y) a LIBO Rate (Reserve Adjusted) plus 1/2 of 1% per annum (or, if applicable, the Substitute Rate plus 1/2 of 1% per annum) (and the Consignee agrees that, for purposes of any determination to be made for purposes of Sections 4.1, 4.2,
     4.3 or 4.4 of the Dollar Supply Agreement, it shall be conclusively assumed that each Supplier elected to fund LIBO Rate Advances by purchasing Dollar deposits in its LIBOR Office's interbank eurodollar market)), Section 8.3 of the Dollar Supply Agreement and Section 8.4 of the Dollar Supply Agreement in respect of all of the Indemnified Liabilities (as defined in Section 8.4 of the Dollar Supply Agreement), to the extent (and only to the extent) such Indemnified Liabilities do not result from a breach by the Consignor of its obligations hereunder or under the Dollar Supply Agreement, from a Consignor Bankruptcy Event or from the gross negligence or wilful misconduct of the Consignor. To the extent that the foregoing undertaking with respect to the payment of any such Indemnified Liabilities under
     Section 8.4 of the Dollar Supply Agreement may be unenforceable for any reason, the Consignee hereby agrees to make the maximum contribution to the payment and satisfaction of such Indemnified Liabilities which is permissible under applicable law. The Consignee also agrees to reimburse the Consignor upon demand for all reasonable out-of-pocket expenses (including attorneys' fees and legal expenses) incurred by the Consignor and (without duplication) the Administrative Agent in connection with (x) the negotiation of any restructuring or "work-out", whether or not consummated, of any Obligations and (y) the enforcement of any Obligations.

          SECTION IX.4. Indemnification. In consideration of the execution and delivery of this Agreement by the Consignor and the consignment of Bullion hereunder, the Consignee (without duplication of any of its other monetary Obligations hereunder) hereby indemnifies, exonerates and holds the Consignor and its officers, directors, employees and agents (collectively, the "Indemnified Parties") free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys' fees and disbursements (collectively, the "Indemnified Liabilities"), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to

               (a) the failure of the Consignee for any reason to return the required amount of Bullion back to the Consignor on the dates required pursuant to the terms of this Agreement (whether at the end of a Consignment Period, following the occurrence of a Market Interruption Event or otherwise), except to the extent the Consignee has purchased such Bullion from the Consignor in accordance with the terms hereof;

               (b) the return of any Bullion to the Consignor on other than the last day of the Consignment Period applicable to such Bullion;

               (c) the failure by the Consignee to pay to the Consignor any monetary amounts under Sections 3.2, 3.3, 4.5, 8.2, 8.3 or clause (iii) of Section 9.3 hereof which, in turn, the Consignor is required to pay over to the Suppliers (notwithstanding that such amounts are only payable by the Consignor if and to the extent first paid by the Consignee) under Sections 3.2.3, 3.2.1, 3.2.2, 4.6, 6.2 and 6.3 of the
          Dollar Supply Agreement;

               (d) any investigation, litigation or proceeding involving the Consignee or any of its Subsidiaries or property now or previously owned or leased by the Consignee or any of its Subsidiaries related to any environmental cleanup, compliance or other similar matter relating to the protection of the environment by the Consignee or any of its Subsidiaries or the Release by the Consignee or any of its Subsidiaries of any Hazardous Material; provided, that the Indemnified Party shall have given the Consignee notice of any such matter and an opportunity to participate in, but not (except at the sole discretion of the Indemnified Parties) to manage or control, the defense or settlement of any such matters which may give rise to any Indemnified Liabilities;

               (e) the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, discharging or releasing from, any real property owned or operated by the Consignee or any Subsidiary thereof of any Hazardous Material (including any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law), regardless of whether caused by, or within the control of, the Consignee or such Subsidiary;

               (f)any breach of warranty contained in Section 6.12 of the Revolving Credit Agreement (as incorporated by reference pursuant to Section 6.1 hereof), without giving effect to the exceptions based upon the materially adverse effect and any qualification based on materiality or knowledge; or

               (g) the entering into and performance of this Agreement and any other Fee Consignment Document by any of the Indemnified Parties (including any action brought by or on behalf of the Consignee as the result of any determination by the Consignor pursuant to Article V not to consign Bullion to the Consignee due to the failure of the Consignee to meet the conditions for such consignment);

     except for any such Indemnified Liabilities arising for the account of a particular Indemnified Party by reason of a Consignor Bankruptcy Event, or any Indemnified Party's gross negligence or wilful misconduct or except to the extent (and only to the extent) the same results from a breach by the Consignor of its obligations hereunder or under the Dollar Supply Agreement. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Consignee hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The Consignor hereby acknowledges and agrees that the Consignee shall not be liable for any Indemnified Liabilities arising solely as a result of changes in value of gold or silver or the method utilized by the Consignor of funding or procuring the Bullion to be consigned under this Agreement, except to the extent such Indemnified Liability results from a Default by the Consignee of its Obligations.

          SECTION IX.5. Survival. The obligations of the Consignee under Sections 4.3, 4.4, 4.5, 4.6, 9.3 and 9.4 shall survive any termination of this Agreement, the payment in full of all Obligations, and return to the Consignor of all Bullion and the termination of the Commitment. The representations and warranties made by the Consignee in this Agreement and in each other Fee Consignment Document shall survive the execution and delivery of this Agreement and each such other Fee Consignment Document.

          SECTION IX.6. Severability. Any provision of this Agreement or any other Fee Consignment Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such Fee Consignment Document or affecting the validity or enforceability of such provision in any other jurisdiction.

          SECTION IX.7.  Headings.  The various headings of this
     Agreement and of each other Fee Consignment Document are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or such other Fee Consignment Document or any provisions hereof or thereof.

          SECTION IX.8. Execution in Counterparts, Effectiveness, etc. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. This Agreement shall become effective when counterparts hereof executed on behalf of the Consignee and the Consignor (or notice thereof satisfactory to the Consignor) shall have been received by the Consignor and notice thereof shall have been given by the Consignor to the Consignee.

          SECTION IX.9. Governing Law; Entire Agreement. THIS AGREEMENT AND EACH OTHER FEE CONSIGNMENT DOCUMENT SHALL EACH BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK. This Agreement and the other Fee Consignment Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto.

          SECTION IX.10.  Successors and Assigns.  This Agreement
     shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns;
     provided, however, that:

               (a) the Consignee may not assign or transfer its rights, title, interests or obligations hereunder without the prior written consent of the Consignor; and

               (b) the Consignor may (i) pursuant to Section 4.11 of the Dollar Supply Agreement and Section 4.11 of the Short-Term Dollar Supply Agreement, assign its rights, title and interests (but not its obligations) hereunder (including with respect to the security interest in the Collateral granted pursuant to Section 4.2) to the Administrative Agent (under and as defined in the Dollar Supply Agreement and the Short-Term Dollar Supply Agreement) for its benefit and the benefit of the Suppliers (under and as defined in such agreements), and (ii) at any time assign or transfer all or any of its rights, title, interests and/or obligations hereunder, provided (in the case of this clause (b)(ii)), such assignment or transfer is to its successors or to a wholly-owned Subsidiary or a branch or agency of the Consignor.

     The Consignee agrees that, subject to the provisions of clause
     (e) of Section 8.11.2 of the Dollar Supply Agreement, each Participant to the Dollar Supply Agreement, for purposes of Sections 4.3, 4.4, 4.6, 4.8, 4.9, 8.3 and 8.4 thereof, shall be considered a Supplier.

          SECTION IX.11. Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER FEE CONSIGNMENT DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE CONSIGNOR, ANY AGENT, ANY SUPPLIER OR THE CONSIGNEE SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE CITY AND STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF
     NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE CONSIGNOR'S OR THE ADMINISTRATIVE AGENT'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. THE CONSIGNEE HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS, FOR ITSELF AND TO THE EXTENT PERMITTED BY APPLICABLE LAW ITS PROPERTY, TO THE JURISDICTION OF THE COURTS OF THE CITY AND STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION. THE CONSIGNEE FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK. THE CONSIGNEE HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
     TO THE EXTENT THAT THE CONSIGNEE HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE CONSIGNEE HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER FEE CONSIGNMENT DOCUMENTS.

          SECTION IX.12. Waiver of Jury Trial. THE CONSIGNOR AND THE CONSIGNEE HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR BASED, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER FEE CONSIGNMENT DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE CONSIGNOR OR THE CONSIGNEE. THE CONSIGNEE ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER FEE CONSIGNMENT DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE CONSIGNOR ENTERING INTO THIS AGREEMENT AND EACH SUCH OTHER FEE CONSIGNMENT DOCUMENT AND THE SUPPLIERS AND THE CONSIGNOR ENTERING INTO THE DOLLAR SUPPLY AGREEMENT AND ADVANCE DOCUMENTS.

          SECTION IX.13. Benefit of this Agreement. The Consignee acknowledges and agrees that the Administrative Agent and the Suppliers are third-party beneficiaries of clause (iii) of the last paragraph of Section 9.3 of this Agreement.

          SECTION IX.14. Settlement Amount. If a judgment in Dollars (instead of specific performance) is entered against the Consignee with respect to the Consignee's failure to return all or a portion of Bullion (or other gold or silver) in the amounts and on the dates required pursuant to this Agreement, and the amount of Dollars so awarded is less than the sum of (i) the Dollar Value of gold multiplied by the number of ounces of such unreturned gold and/or (ii) the Dollar Value of silver multiplied by the number of ounces of such unreturned silver, in each case as in effect three Business Days prior to the first day of the Consignment Periods then in effect for such unreturned Bullion (the "Settlement Amount"), then the Consignee agrees that it shall pay to the Consignor the difference between the Settlement Amount and the amount of Dollars awarded pursuant to such judgment.

          SECTION IX.15. Waiver of Immunity. To the extent that the Consignor may have any immunity on the grounds of sovereignty or otherwise from jurisdiction of any court in the United States or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) or from any legal proceeding with respect to itself or its property, the Consignor hereby irrevocably waives such immunity for itself and its property (including, without limitation, property held by the Consignor for its own account) with respect to its obligations under this Agreement.


          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

                              HANDY & HARMAN

                              By: /s/ Stephen B. Mudd
                                 Title: Vice President and Treasurer

                              Address:  250 Park Avenue
                                        New York, New York  10177

                              Facsimile No.:  212-309-0682

                              Attention:  Mr. Stephen B. Mudd
                                          Vice President and Treasurer

                              THE BANK OF NOVA SCOTIA

                              By: /s/ Stephen Lockhart
                                 Title: Senior Manager

                              Address:  One Liberty Plaza
                                        New York, New York  10006

                              Facsimile No.:  212-225-5090

                              Attention:  Mr. Brian Allen

                              With a copy to:


                              Address:  The Bank of Nova Scotia
                                        Scotia Plaza
                                        44 King Street West
                                        Toronto, Ontario
                                        Canada M5H 1H1

                              Facsimile No.:  416-866-4053
                              Attention:  Peter Payne